The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 23, 2013

Citigroup Inc.	April , 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013-CMTNH0085 Filed pursuant to Rule 424(b)(2) Registration No. 333-172562
Contingent Coupon Securities Based Upon the Lesser Performing of the S&P 500® Index and the EURO STOXX 50® Index Due April    , 2018
▪
These securities offer a contingent quarterly coupon payment at an annualized rate that is generally higher than the rate we would pay on conventional debt securities of the same maturity. In exchange for this higher potential coupon, you will be exposed to the risks that (i) you may not receive any coupon payment on one or more contingent coupon payment dates and (ii) you may receive significantly less than the stated principal amount of your securities at maturity. These risks will depend on the lesser performing of the S&P 500® Index and the EURO STOXX 50® Index (each, an “underlying index”), as described below. You will be subject to risks associated with both underlying indices and will be negatively affected by adverse movements in either regardless of the performance of the other. Although you will be exposed to downside risk with respect to the lesser performing of the underlying indices, you will not participate in any appreciation of either underlying index or receive any dividends that may be paid on the stocks that constitute either underlying index.

▪
The securities are unsecured senior debt securities issued by Citigroup Inc. All payments on the securities are subject to the credit risk of Citigroup Inc. If we default on our obligations, you may not receive any amounts owed to you under the securities.

SUMMARY TERMS
Aggregate stated principal amount:	$1,000,000
Stated principal amount:	$1,000 per security
Underlying indices:	S&P 500® Index (ticker symbol: “SPX”) and EURO STOXX 50® Index (ticker symbol: “SX5E”)
Strike date:	April 19, 2013
Pricing date:	April , 2013 (expected to be April 23, 2013)
Original issue date:	April , 2013 (three business days after the pricing date)
Maturity date:	April , 2018 (expected to be April 26, 2018)
Valuation dates:
The     day (expected to be the 19th day) of each January, April, July and October, beginning on July    , 2013 (expected to be July 19, 2013) and ending on April    , 2018 (the “final valuation date” and expected to be April 19, 2018), subject to postponement if such day is not a scheduled trading day or certain market disruption events occur

Contingent coupon:
On each quarterly contingent coupon payment date, the securities will pay a contingent coupon of 1.725% of the stated principal amount of the securities (equal to an annualized rate of 6.90%) if and only if the closing level of each underlying index on the related valuation date is greater than or equal to the applicable coupon barrier level. If the closing level of either underlying index on any quarterly valuation date is less than the applicable coupon barrier level, you will not receive any contingent coupon payment on the related contingent coupon payment date.

Contingent coupon payment dates:
The contingent coupon payment date for any valuation date will be the fifth business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date.

Payment at maturity:
You will be entitled to receive at maturity, for each security you then hold:
● If the final index level of the lesser performing underlying index is greater than or equal to the applicable coupon barrier level: $1,000 + the contingent coupon payment due at maturity
● If the final index level of the lesser performing underlying index is less than the applicable coupon barrier level but greater than or equal to the final barrier level: $1,000
● If the final index level of the lesser performing underlying index is less than the applicable final barrier level: $1,000 × the performance factor of the lesser performing underlying index on the final valuation date
If the lesser performing underlying index declines by more than 45% from its initial index level to its final index level, you will receive less, and possibly significantly less, than $550 per security at maturity.

Initial index level:	● S&P 500® Index: 1,555.2500, its closing level on the strike date ● EURO STOXX 50® Index: 2,575.1600, its closing level on the strike date
Final index level:	For each underlying index, its closing level on the final valuation date
Coupon barrier level:	● S&P 500® Index: 1,166.4375, which is 75% of its initial index level ● EURO STOXX 50® Index: 1,931.3700, which is 75% of its initial index level
Final barrier level:	● S&P 500® Index: 855.3875, which is 55% of its initial index level ● EURO STOXX 50® Index: 1,416.3380, which is 55% of its initial index level
Lesser performing underlying index:	For any valuation date, the underlying index with the lowest performance factor on that valuation date
Performance factor:	For an underlying index on any valuation date, its closing level on that valuation date divided by its initial index level
CUSIP / ISIN:	1730T0TA7 / US1730T0TA78
Listing:
The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Price to Public	Underwriting Fee(1)	Proceeds to Issuer
Per security:	$1,000.00	$10.00	$990.00
Total:	$	$	$
(1) For more information on the distribution of the securities, see “Plan of Distribution; Conflicts of Interest” in this pricing supplement. In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page PS-2.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying underlying supplement, prospectus supplement and prospectus. See the following hyperlinks:

Underlying Supplement No. 2 dated December 27, 2012	Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

RISK FACTORS

Because the terms of the securities differ from those of conventional debt securities, an investment in the securities entails significant risks not associated with an investment in conventional debt securities, including, among other things, fluctuations in the value of the underlying indices and other events that are difficult to predict and beyond our control. You should read the risk factors below together with the risk factors included in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

The securities do not guarantee return of any of the stated principal amount at maturity.

Unlike conventional debt securities, the securities do not provide for the full repayment of the stated principal amount at maturity in all circumstances. If either underlying index depreciates by more than 45% from its initial index level to its final index level, you will lose more, and possibly significantly more, than 45% of your investment in the securities and will have full 1-to-1 downside exposure to the depreciation of the underlying index that has depreciated by the greatest percentage from its initial index level to its final index level. See “Hypothetical Examples of Amounts Payable on the Securities” below.

You will not receive any contingent coupon payment for any quarter in which the closing level of either underlying index is less than the applicable coupon barrier level on the applicable valuation date.

A contingent coupon payment will be made on a quarterly contingent coupon payment date if and only if the closing level of each underlying index on the applicable valuation date is greater than or equal to the applicable coupon barrier level. If the closing level of either underlying index is less than the applicable coupon barrier level on any valuation date, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing level of either underlying index is below the applicable coupon barrier level on each valuation date over the term of the securities, you will not receive any contingent coupon payments over the term of the securities.

The securities are subject to the risks of both underlying indices and will be negatively affected by adverse movements in either regardless of the performance of the other.

In exchange for the potential to receive the contingent quarterly coupon, investors in the securities assume risks associated with both of the underlying indices. If either underlying index performs poorly, investors in the securities will be negatively affected, even if the other underlying index performs well. The securities are not linked to a basket composed of the underlying indices, where the better performance of one could ameliorate the poor performance of the other. Rather, the securities are exposed to the full risks of whichever of the underlying indices is the lesser performing underlying index.

The terms of the securities are based on the closing levels of the underlying indices on the strike date, which preceded the pricing date for the securities, and may be less favorable than they would be if they were based on the closing levels of the underlying indices on the pricing date.

If the closing level of either underlying index is lower on the pricing date than it was on the strike date, the coupon barrier level and final barrier level for each underlying index will be higher than it would have been had it been calculated based on the closing level of such underlying index on the pricing date. A higher coupon barrier level and final barrier level may adversely affect your ability to receive the contingent coupon payments and may adversely affect your payment at maturity. If the closing levels of the underlying indices are lower on the pricing date than they were on the strike date, the terms of the securities may be less favorable than alternative investments that may be available to you that offer a similar payout but with coupon barrier levels and final barrier levels that are set on the pricing date.

The securities may be adversely affected by volatility in the closing level of either underlying index.

If the closing level of either underlying index is volatile, or if the volatility of either underlying index increases over the term of the securities, it is more likely that you will not receive one or more contingent coupon payments or will not receive the full stated principal amount of the securities at maturity. This is because greater volatility in the closing level of either underlying index is associated with a greater likelihood that the closing level of either underlying index will be less than the applicable coupon barrier level on one or more valuation dates, or less than the applicable final barrier level on the final valuation date.

Whether the contingent coupon will be paid in any given quarter will depend solely on the closing levels of the underlying indices on the related valuation date, and your payment at maturity will depend solely on the closing levels of the underlying indices on the final valuation date. You will not receive the contingent coupon payment for a given quarter if the closing level of either underlying index on the related valuation date is less than the applicable coupon barrier level, and you will not receive the full stated principal amount of your securities at maturity if the closing level of either underlying index on the final valuation date is less than the applicable final barrier level, even if the closing levels of the underlying indices are greater on other days during the term of the securities. Because the performance of the securities depends on the closing levels of the underlying indices only on the valuation dates, the securities will be particularly sensitive to volatility in the closing levels of the underlying indices.

Volatility refers to the magnitude and frequency of changes in the level of an underlying index over any given period. Although an underlying index may theoretically experience volatility in either a positive or a negative direction, the level of an underlying index is much more likely to decline as a result of volatility than to increase.

Historically, the levels of the underlying indices have been volatile. From January 2, 2008 to April 22, 2013, the closing level of the S&P 500® Index has been as low as 676.53 and as high as 1,593.37. From January 2, 2008 to April 22, 2013, the closing level of the EURO STOXX 50® Index has been as low as 1,809.98 and as high as 4,339.23.

You may be exposed to the full negative performance of the lesser performing underlying index, but will not participate in any positive performance of either underlying index.

Even though you will be subject to the risk of a decline in the level of either underlying index, you will not participate in any appreciation in the level of either underlying index over the term of the securities. Your maximum possible return on the securities will be limited to the sum of the contingent coupon payments you receive, if any. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in the appreciation of one or both of the underlying indices. You should not invest in the securities if you seek to participate in any appreciation of the underlying indices.

The securities are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the securities.

You are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

The securities will not be listed on any securities exchange and you may not be able to sell your securities prior to maturity.

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

Citigroup Global Markets Inc. (“Citigroup Global Markets”) intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets shall be determined in Citigroup Global Markets’ sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the stated principal amount.

The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in secondary market transactions will likely be lower than the public offering price because the public offering price of the securities will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. Any secondary market price for the securities is also likely to be reduced by the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

The value of the securities prior to maturity will fluctuate based on the closing levels of the underlying indices and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The paragraphs below describe what we expect to be the impact on the value of the securities of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

Closing Levels of the Underlying Indices. We expect that the value of the securities at any time will depend substantially on the closing levels of the underlying indices at that time. If the closing level of either underlying index declines following the pricing date, the value of your securities, if any, will also likely decline, perhaps significantly. The closing levels of the underlying indices will be influenced by the value and volatility of the stocks that constitute the underlying indices, as well as by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally. Our, or our counterparties’, hedging activity, the issuance of other securities similar to the securities and trading and other activities by us, our affiliates or other market participants can also affect the closing levels of the underlying indices.

Volatility of the Underlying Indices. If the expected volatility of either underlying index increases during the term of the securities, the value of the securities is likely to decrease because of a perceived increase in the likelihood that the closing level of either underlying index on any valuation date will be less than the applicable coupon barrier level or applicable final barrier level.

Correlation between the Underlying Indices.  If the expected correlation between the underlying indices changes during the term of the securities, the value of the securities will be affected.  In particular, if the expected correlation decreases or becomes inverse or more inverse, the value of the securities will be adversely affected.

Dividend Yield. If the dividend yield on the stocks included in the underlying indices increases, we expect that the value of the securities may decrease. You will not be entitled to receive any dividends paid on the stocks included in the underlying indices and any amounts you receive on the securities will generally not reflect the value of such dividend payments.

Interest Rates. We expect that the value of the securities will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the securities may decrease.

Time Remaining to Maturity. At any given time, a portion of the value of the securities will be attributable to time value, which is based on the amount of time then remaining to maturity. If you sell the securities at any time prior to maturity, you will be giving up any increase in the time value of the securities that may result as the time remaining to maturity shortens.

Credit Ratings, Financial Condition and Results of Operations of Citigroup Inc. Actual or anticipated changes in the credit ratings, financial condition or results of operations of Citigroup Inc. may affect the value of the securities. The securities are subject to the credit risk of Citigroup Inc.

Investing in the securities is not equivalent to investing in the underlying indices or the stocks included in the underlying indices.

You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks included in the underlying indices.  As of April 22, 2013, the stocks included in the S&P 500® Index average a dividend yield of 2.12% per year, which, if this dividend yield remained constant for the term of the securities, would be equivalent to 10.60% (calculated on a simple interest basis) over the term of the securities.  As of April 22, 2013, the stocks included in the EURO STOXX 50® Index average a dividend yield of 4.49% per year, which, if this dividend yield remained constant for the term of the securities, would be equivalent to 22.45% (calculated on a simple interest basis) over the term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this dividend yield or the average dividend yield during any other period.  If the final index level of the lesser performing underlying index is less than the applicable final barrier level, you will be fully exposed to the negative performance of the lesser performing underlying index, calculated without the benefit of dividends paid on that underlying index.

Our offering of the securities does not constitute a recommendation of the underlying indices.

You should not take our offering of the securities as an expression of our views about how the underlying indices will perform in the future or as a recommendation to invest in the underlying indices, including through an investment in the securities. As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions) in the stocks included in the underlying indices and/or other financial instruments related to the underlying indices and/or stocks included in the underlying indices that conflict with an investment in the securities. You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

The EURO STOXX 50® Index is subject to risks affecting the Eurozone.

The companies whose stocks make up the EURO STOXX 50® Index are leading companies in the Eurozone. A number of countries in the Eurozone are undergoing a financial crisis affecting their economies, their ability to meet their sovereign financial obligations and their financial institutions. Countries in the Eurozone that are not currently experiencing a financial crisis may do so in the future as a result of developments in other Eurozone countries. The economic ramifications of this financial crisis, and its effects on the companies that make up the EURO STOXX 50® Index, are impossible to predict. This uncertainty may contribute to significant volatility in the EURO STOXX 50® Index, and adverse developments affecting the Eurozone may affect the EURO STOXX 50® Index in a way that adversely affects the value of and return on the securities. Furthermore, you should understand that there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies.

The EURO STOXX 50® Index performance will not be adjusted for changes in the exchange rate between the Euro and the U.S. dollar.

The EURO STOXX 50® Index is composed of stocks traded in Euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX 50® Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the Euro appreciates relative to the U.S. dollar over the term of the securities, the performance of the EURO STOXX 50® Index as measured for purposes of the securities will be less than an alternative measure that reflects exchange rate fluctuations in addition to the change in the level of the EURO STOXX 50® Index.

Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the closing levels of the underlying indices.

Citigroup Global Markets and other of our affiliates may publish research from time to time relating to the financial markets or the underlying indices that may influence the closing levels of the underlying indices and the value of the securities. Citigroup Global Markets and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities. Any research, opinions or recommendations expressed by such affiliates of ours may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the underlying indices and the merits of investing in the securities.

The level of the underlying indices and, therefore, the value of the securities may be affected by our or our affiliates’ hedging and other trading activities.

In anticipation of the sale of the securities, we expect to hedge our obligations under the securities through certain affiliated or unaffiliated counterparties, who may take positions in stocks included in the underlying indices and/or in instruments, such as options, swaps or futures, related to the underlying indices and/or stocks included in the underlying indices. We or our counterparties may also adjust this hedge during the term of the securities and close out or unwind this hedge on or before a valuation date, which may involve our counterparties purchasing or selling such stocks or instruments. This hedging activity on or prior to the strike date could potentially have affected the levels of the underlying indices on the strike date. Additionally, this hedging activity during the term of the securities, including on or near a valuation date, could affect the levels of the underlying indices on such valuation date and, therefore, affect the likelihood of your receiving a contingent coupon payment. This hedging activity may present a conflict of interest between your interest as a holder of the securities and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which Citigroup Global Markets may be willing to purchase your securities in the secondary market.

Citigroup Global Markets and other of our affiliates may also trade in the stocks included in the underlying indices and other financial instruments related to the underlying indices and/or stocks included in the underlying indices on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the levels of the underlying indices and, therefore, the performance of the securities.

It is possible that these hedging or trading activities could result in substantial returns for our affiliates while the value of the securities declines.

We and our affiliates may have economic interests that are adverse to those of the holders of the securities as a result of our affiliates’ business activities.

Our affiliates may currently or from time to time engage in business with the issuers of the stocks included in the underlying indices. These activities may include extending loans to, making equity investments in or providing advisory services to such issuers, including merger and acquisition advisory services. In the course of this business, our affiliates may acquire non-public information about the issuers of the stocks included in the underlying indices, and we will not disclose any such information to you. Any prospective purchaser of the securities should undertake an independent investigation of the underlying indices as in its judgment is appropriate to make an informed decision with respect to an investment in the securities. We do not make any representation or warranty to any purchaser of the securities with respect to any matters whatsoever relating to our affiliates’ business with the issuers of the stocks included in the underlying indices.

If any of our affiliates is or becomes a creditor of an issuer of the stocks included in the underlying indices or otherwise enters into any transaction with such issuer in the course of its business, such affiliate may exercise remedies against that issuer without regard to the impact on your interests as a holder of the securities.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for issuances of other securities or financial instruments with returns linked or related to changes in the levels of the underlying indices. To the extent that we or one of our affiliates does so, our or their interests with respect to these products may be adverse to those of the holders of the securities. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

The historical performance of the underlying indices is not an indication of the future performance of the underlying indices.

The historical performance of the underlying indices included in this pricing supplement should not be taken as an indication of the future performance of the underlying indices during the term of the securities. Changes in the levels of the underlying indices will affect the value of the securities and the payments you will receive on the securities, but it is impossible to predict whether the levels of the underlying indices will fall or rise.

Adjustments to the underlying indices could adversely affect the value of the securities.

The underlying index publishers may add, delete or substitute the stocks constituting the underlying indices or make other methodological changes that could change the levels of the underlying indices. The underlying index publishers may also discontinue or suspend calculation or publication of the underlying indices at any time. In this circumstance, the calculation agent will have the sole discretion to substitute successor indices that are comparable to the discontinued underlying indices and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

You will have no rights against the underlying index publishers.

You will have no rights against the underlying index publishers, even though any contingent coupon payable to you and any amount you receive at maturity will depend on the closing levels of the underlying indices. The underlying index publishers are not in any way involved in this offering and have no obligations relating to the securities or the holders of the securities.

The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.

As calculation agent, Citigroup Global Markets, our affiliate, will determine whether the closing level of each underlying index is less than the applicable coupon barrier level or final barrier level, any contingent coupon payable to you and your payment at maturity. Determinations made by Citigroup Global Markets in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of successor indices or calculation of the closing levels of the underlying indices in the event of the unavailability or discontinuance of the underlying indices or the occurrence of a market disruption event, may adversely affect any amounts payable to you on the securities.

The U.S. federal tax consequences of an investment in the securities are unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities described herein. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

As described in this pricing supplement under “United States Federal Tax Considerations,” in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld. Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE SECURITIES

You should read this pricing supplement together with the accompanying underlying supplement, prospectus supplement and prospectus before making your decision to invest in the Securities. The description in this pricing supplement of the particular terms of the Securities supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

General

The Contingent Coupon Securities Based Upon the Lesser Performing of the S&P 500® Index and the EURO STOXX 50® Index due April    , 2018 (the “Securities”) are senior unsecured debt securities issued by Citigroup Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus. The Securities will constitute part of the senior debt of Citigroup Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. All payments on the Securities are subject to the credit risk of Citigroup Inc.

Unlike conventional debt securities, the Securities do not provide for repayment of the stated principal amount at maturity in all circumstances and do not provide for fixed payments of interest. The payments on the Securities, including your payment at maturity and any coupon payments on the Securities, all depend on the performance of the lesser performing of the S&P 500® Index and the EURO STOXX 50® Index. We refer to each of these indices as an “Underlying Index.”

Each Security represents a stated principal amount of $1,000. You may transfer the Securities only in units of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Securities in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the Securities by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Securities through the accounts those systems maintain with DTC. You should refer to the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Securities and of the senior debt indenture under which the Securities will be issued.

Please note that certain terms used in the following sections are defined below under “—Certain Important Definitions.”

Contingent Coupon Payments

On each quarterly Contingent Coupon Payment Date, the Securities will pay a contingent coupon (the “Contingent Coupon”) equal to 1.725% of the stated principal amount of the Securities (equal to an annualized rate of 6.90%) if and only if the Closing Level of each Underlying Index on the related Valuation Date is greater than or equal to the applicable Coupon Barrier Level. If the Closing Level of either Underlying Index on any quarterly Valuation Date is less than the applicable Coupon Barrier Level, you will not receive any Contingent Coupon payment on the related Contingent Coupon Payment Date, and if the Closing Level of either Underlying Index is less than the applicable Coupon Barrier Level on all twenty quarterly Valuation Dates, you will not receive any Contingent Coupon payments over the term of the Securities.

The Contingent Coupon payment, if any, will be payable to the persons in whose names the Securities are registered at the close of business on the Business Day immediately preceding the applicable Contingent Coupon Payment Date, except that the Contingent Coupon payment due at maturity, if any, will be payable to the persons who receive the payment at maturity described below.

Payment at Maturity

The Securities will mature on April    , 2018 (the “Maturity Date”) (expected to be April 26, 2018). You will be entitled to receive at maturity, for each Security you then hold, an amount in cash equal to:

•	If the Final Index Level of the Lesser Performing Underlying Index is greater than or equal to the applicable Coupon Barrier Level:

$1,000 + the Contingent Coupon payment due at maturity

•	If the Final Index Level of the Lesser Performing Underlying Index is less than the applicable Coupon Barrier Level but greater than or equal to the Final Barrier Level:

$1,000

•	If the Final Index Level of the Lesser Performing Underlying Index is less than the applicable Final Barrier Level:

$1,000 × the Performance Factor of the Lesser Performing Underlying Index on the Final Valuation Date

If the Lesser Performing Underlying Index declines by more than 45% from its Initial Index Level to its Final Index Level, you will receive less, and possibly significantly less, than $550 per Security at maturity.

Any return on the Securities will be limited to the sum of your Contingent Coupon payments, if any. Investors in the Securities will not receive any dividend yield on the stocks included in the Underlying Indices or share in any appreciation of either Underlying Index over the term of the Securities, but investors will bear the full downside risk of the Lesser Performing Underlying Index if it declines by more than 45% from its Initial Index Level to its Final Index Level.

Certain Important Definitions

 “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The “Calculation Agent” means Citigroup Global Markets, an affiliate of Citigroup Inc., or any successor appointed by Citigroup Inc.

The “Closing Level” of an Underlying Index on any date of determination will be its closing level as published by the applicable Underlying Index Publisher on that day, subject to the terms described under “—Discontinuance or Material Modification of an Underlying Index” below. If the Closing Level of an Underlying Index is not published by the applicable Underlying Index Publisher on any date of determination, its Closing Level on that date will be the closing level as calculated by the Calculation Agent in accordance with the formula for and method of calculating the applicable Underlying Index last in effect prior to the failure to publish, but using only those securities included in the applicable Underlying Index immediately prior to such failure to publish. If a Market Disruption Event occurs with respect to an Underlying Index on any date of determination, the Calculation Agent may, in its sole discretion, determine its Closing Level on such date either (x) pursuant to the immediately preceding sentence (using its good faith estimate of the value of any security included in the applicable Underlying Index as to which an event giving rise to the Market Disruption Event has occurred) or (y) if available, using the closing level of the applicable Underlying Index on such day as published by the applicable Underlying Index Publisher.

The “Contingent Coupon Payment Date” for a Valuation Date will be the fifth Business Day after such Valuation Date (as it may be postponed pursuant to “—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” if applicable), except that the Contingent Coupon Payment Date for the Final Valuation Date will be the Maturity Date.

The “Coupon Barrier Level” will be (i) for the S&P 500® Index, 1,166.4375, which is 75% of its Initial Index Level and (ii) for the EURO STOXX 50® Index, 1,931.3700, which is 75% of its Initial Index Level.

The “Final Barrier Level” will be (i) for the S&P 500® Index, 855.3875, which is 55% of its Initial Index Level and (ii) for the EURO STOXX 50® Index, 1,416.3380, which is 55% of its Initial Index Level.

The “Final Index Level” for an Underlying Index will equal its Closing Level on the Final Valuation Date.

The “Initial Index Level” equals (i) for the S&P 500® Index, 1,555.2500, which is its Closing Level on the Strike Date and (ii) for the EURO STOXX 50® Index, 2,575.1600, which is its Closing Level on the Strike Date.

The “Lesser Performing Underlying Index” means, for any Valuation Date, the Underlying Index with the lowest Performance Factor on that Valuation Date.

The “Performance Factor” of an Underlying Index on any Valuation Date is the Closing Level of such Underlying Index on such Valuation Date divided by the Initial Index Level of such Underlying Index.

The “Pricing Date” means April    , 2013 (expected to be April 23, 2013), the date on which the Securities are priced for initial sale to the public.

The “Strike Date” is April 19, 2013.

The “Underlying Index Publisher” means (i) for the S&P 500® Index, S&P Dow Jones Indices LLC, and (ii) for the EURO STOXX 50® Index, STOXX Limited.

The “Valuation Dates” are expected to be the 19th of each January, April, July and October, beginning July 19, 2013 and ending April 19, 2018 (the “Final Valuation Date”). Each scheduled Valuation Date will be subject to postponement if such date is not a Scheduled Trading Day for an Underlying Index or a Market Disruption Event occurs with respect to an Underlying Index, as provided under “—Consequences of a Market Disruption Event; Postponement of a Valuation Date” below.

Consequences of a Market Disruption Event; Postponement of a Valuation Date

If a Market Disruption Event occurs with respect to an Underlying Index on any scheduled Valuation Date, the Calculation Agent may, but is not required to, determine the Closing Level of such Underlying Index with respect to such scheduled Valuation Date on the next succeeding Scheduled Trading Day for such Underlying Index on which a Market Disruption Event does not occur with respect to such Underlying Index; provided that such determination may not be postponed for more than five consecutive Scheduled Trading Days for such Underlying Index or, in any event, past the Scheduled Trading Day for such Underlying Index immediately preceding the Maturity Date.  In addition, if any scheduled Valuation Date is not a Scheduled Trading Day for an Underlying Index, the Calculation Agent will determine the Closing Level of such Underlying Index with respect to such scheduled Valuation Date on the earlier of (i) the next succeeding day that is a Scheduled Trading Day for such Underlying Index and (ii) the Business Day immediately preceding the Maturity Date.  The postponement of the determination of the Closing Level of one Underlying Index shall not affect the date on which the Closing Level of the other Underlying Index is determined.  Solely for purposes of determining when the applicable Contingent Coupon Payment Date occurs, if the determination of the Closing Level of either Underlying Index with respect to a scheduled Valuation Date is postponed as provided in the preceding sentences of this paragraph, then the applicable Valuation Date will be deemed to have been postponed to the last date on which the Closing Level of either Underlying Index is determined.

If a Market Disruption Event occurs with respect to an Underlying Index on any Valuation Date and the Calculation Agent does not postpone the determination of the Closing Level of such Underlying Index, or if the determination of the Closing Level of an Underlying Index is postponed for any reason to the last date to which it may be postponed and a Market Disruption Event occurs with respect to such Underlying Index on such date or such date is not a Scheduled Trading Day for such Underlying Index, in each case as described above, then the Closing Level of such Underlying Index to be determined on such date will be determined as set forth in the definition of “Closing Level” above.

Under the terms of the Securities, the Calculation Agent will be required to exercise discretion in determining (i) whether a Market Disruption Event has occurred; (ii) if a Market Disruption Event occurs, whether to postpone the determination of the Closing Level of the applicable Underlying Index with respect to such Valuation Date as a result of the Market Disruption Event; and (iii) if a Market Disruption Event occurs on a date on which the Closing Level of the applicable Underlying Index is available pursuant to the first sentence of the definition of “Closing Level,” whether to determine such Closing Level pursuant to such first sentence or pursuant to the alternative procedure described in the definition of “Closing Level.”  In exercising this discretion, the Calculation Agent will be required to act in good faith and using its reasonable judgment, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our ability or the ability of our hedging counterparty, which may be an affiliate of ours, to adjust or unwind all or a material portion of any hedge with respect to the Securities.

Certain Definitions

The “Closing Time” on any day for any Exchange or Related Exchange is the Scheduled Closing Time for such Exchange or Related Exchange on such day or, if earlier, the actual closing time of such Exchange or Related Exchange on such day.

An “Exchange” means, with respect to any security included in an Underlying Index, the principal exchange or market on which trading in such security occurs.

An “Exchange Business Day” means, with respect to an Underlying Index, any Scheduled Trading Day for such Underlying Index on which the Exchange(s) for each security included in such Underlying Index and each Related Exchange are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

A “Market Disruption Event” means, with respect to an Underlying Index, as determined by the Calculation Agent,

(1)           the occurrence or existence of any suspension of or limitation imposed on trading by the relevant Exchange or otherwise (whether by reason of movements in price exceeding limits permitted by the relevant Exchange or otherwise) relating to securities that comprise 20 percent or more of the level of such Underlying Index, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Exchange;

(2)           the occurrence or existence of any suspension of or limitation imposed on trading by any Related Exchange or otherwise (whether by reason of movements in price exceeding limits permitted by the Related Exchange or otherwise) in futures or options contracts relating to such Underlying Index, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Related Exchange;

(3)           the occurrence or existence of any event (other than an Early Closure (as defined below)) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, securities that comprise 20 percent or more of the level of such Underlying Index on their relevant Exchanges, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Exchange;

(4)           the occurrence or existence of any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such Underlying Index on any Related Exchange, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Related Exchange;

(5)           the closure on any Exchange Business Day of the Exchange(s) for securities comprising 20 percent or more of the level of such Underlying Index or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by such Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange or Related Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the Exchange or Related Exchange system for execution at the Scheduled Closing Time of such Exchange or Related Exchange on such Exchange Business Day (an “Early Closure”); or

(6)           the failure of the Exchange for any security included in such Underlying Index or any Related Exchange to open for trading during its regular trading session.

For purposes of this definition, the relevant percentage contribution of a security included in an Underlying Index to the level of such Underlying Index will be based on a comparison of the portion of the level of such Underlying Index attributable to that security to the level of such Underlying Index, in each case immediately before the applicable event that, if the 20 percent threshold is met, would be a Market Disruption Event.

A “Related Exchange” for an Underlying Index means each exchange where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Underlying Index.

The “Scheduled Closing Time” on any day for any Exchange or Related Exchange is the scheduled weekday closing time of such Exchange or Related Exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

A “Scheduled Trading Day” with respect to an Underlying Index means, as determined by the Calculation Agent, a day on which the Exchange(s) for securities comprising more than 80 percent of the level of such Underlying Index (determined based on a comparison of the portion of the level of such Underlying Index attributable to that security to the level of such Underlying Index, in each case as of the close of the immediately preceding Scheduled Trading Day) and each Related Exchange, if any, are scheduled to be open for trading for their respective regular trading sessions. If such Exchanges do not include at least one U.S. national securities exchange, such day must also be a Business Day. Notwithstanding the foregoing, the Calculation Agent may, in its sole discretion, deem any day on which a Related Exchange for the applicable Underlying Index is not scheduled to be open for trading for its regular trading session, but on which the Exchange(s) for securities comprising more than 80 percent of the level of such Underlying Index are scheduled to be open for their regular trading sessions, to be a Scheduled Trading Day.

Discontinuance or Material Modification of an Underlying Index

If an Underlying Index is (i) not calculated and announced by the applicable Underlying Index Publisher but is calculated and announced by a successor publisher acceptable to the Calculation Agent or (ii) replaced by a successor index that the Calculation Agent determines, in its sole discretion, uses the same or a substantially similar formula for and method of calculation as used in the calculation of such Underlying Index, in each case the Calculation Agent may deem that index (the “Successor Index”) to be the applicable Underlying Index. Upon the selection of any Successor Index by the Calculation Agent pursuant to this paragraph, references in this pricing supplement to the original Underlying Index will no longer be deemed to refer to the original Underlying Index and will be deemed instead to refer to that Successor Index for all purposes, and references in this pricing supplement to the applicable Underlying Index Publisher will be deemed to be to the publisher of the Successor Index. In such event, the Calculation Agent will make such adjustments, if any, to any level of the Underlying Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee.

If an Underlying Index Publisher (i) announces that it will make a material change in the formula for or the method of calculating the applicable Underlying Index or in any other way materially modifies such Underlying Index (other than a modification prescribed in that formula or method to maintain such Underlying Index in the event of changes in constituent stock and capitalization and other routine events) or (ii) permanently cancels the applicable Underlying Index and no Successor Index is chosen as described above, then the Calculation Agent will calculate the closing level of such Underlying Index on each subsequent date of determination in accordance with the formula for and method of calculating such Underlying Index last in effect prior to the change or cancellation, but using only those securities included in such Underlying Index immediately prior to such change or cancellation. Such closing level, as calculated by the Calculation Agent, will be the relevant Closing Level for all purposes.

Notwithstanding these alternative arrangements, the discontinuance or material modification of an Underlying Index may adversely affect the value of your Securities.

No Redemption; Defeasance

The Securities will not be subject to redemption at our option or at the option of any holder prior to maturity and will not be subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the Calculation Agent and will equal, for each Security, the amount to be received at maturity, calculated as though the date of acceleration were the Final Valuation Date. For purposes of the immediately preceding sentence, the portion of such payment attributable to the final Contingent Coupon payment, if any, will be prorated from and including the immediately preceding Contingent Coupon Payment Date to but excluding the date of acceleration.

In case of default under the Securities, whether in the payment of Contingent Coupon or any other payment due under the Securities, no interest will accrue on such overdue payment either before or after the Maturity Date.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Securities and will also hold the global security representing the Securities as custodian for DTC. The Bank of New York Mellon, as trustee under an indenture dated as of March 15, 1987, will serve as trustee for the Securities.

The CUSIP for the Securities is 1730T0TA7. The ISIN for the Securities is US1730T0TA78.

Calculation Agent

The Calculation Agent for the Securities will be Citigroup Global Markets, an affiliate of Citigroup Inc. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the Securities. The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE SECURITIES

The examples below illustrate how to determine whether a Contingent Coupon is paid with respect to a quarterly Valuation Date and how to calculate the payment at maturity on the Securities. These examples are only hypothetical and do not indicate the actual payments you will receive on the Securities. The examples have been rounded for ease of analysis and are based on the following terms:

Stated Principal Amount:	$1,000 per Security
Initial Index Level:	● For the S&P 500® Index: 1,555.2500 ● For the EURO STOXX 50® Index: 2,575.1600
Coupon Barrier Level:	● For the S&P 500® Index: 1,166.4375 ● For the EURO STOXX 50® Index: 1,931.3700
Final Barrier Level:	● For the S&P 500® Index: 855.3875 ● For the EURO STOXX 50® Index: 1,416.3380
Quarterly Contingent Coupon Payment:	$17.25 (1.725% of the stated principal amount) per Security

Hypothetical Examples of Contingent Coupon Payments with Respect to a Quarterly Valuation Date

The following examples illustrate the hypothetical Contingent Coupon payments with respect to four hypothetical quarterly Valuation Dates.

	Hypothetical Closing Level of the S&P 500® Index	Hypothetical Closing Level of the EURO STOXX 50® Index	Hypothetical Contingent Coupon Payment per Security
Example 1: Hypothetical Valuation Date 1	1,500.00	2,100.00	$17.25
Example 2: Hypothetical Valuation Date 2	1,000.00	2,000.00	$0.00
Example 3: Hypothetical Valuation Date 3	1,350.00	1,800.00	$0.00
Example 4: Hypothetical Valuation Date 4	700.00	1,400.00	$0.00

Example 1: On hypothetical Valuation Date 1, the hypothetical Closing Levels of both the S&P 500® Index and the EURO STOXX 50® Index are greater than the applicable Coupon Barrier Levels. In this scenario, investors in the Securities would receive the hypothetical Contingent Coupon payment of $17.25 per Security on the related Contingent Coupon Payment Date.

Example 2: On hypothetical Valuation Date 2, the hypothetical Closing Level of the S&P 500® Index is less than the applicable Coupon Barrier Level. In this scenario, investors would not receive any payment on the related Contingent Coupon Payment Date, even though the hypothetical Closing Level of the EURO STOXX 50® Index is greater than the applicable Coupon Barrier Level.

Example 3: On hypothetical Valuation Date 3, the hypothetical Closing Level of the EURO STOXX 50® Index is less than the applicable Coupon Barrier Level. In this scenario, investors would not receive any payment on the related Contingent Coupon Payment Date, even though the hypothetical Closing Level of the S&P 500® Index is greater than the applicable Coupon Barrier Level.

Example 4: On hypothetical Valuation Date 4, the hypothetical Closing Levels of both the S&P 500® Index and the EURO STOXX 50® Index are less than the applicable Coupon Barrier Levels. In this scenario, investors would not receive any payment on the related Contingent Coupon Payment Date.

Investors in the Securities will not receive a Contingent Coupon payment with respect to a Valuation Date if, on that Valuation Date, the Closing Level of either Underlying Index is less than the applicable Coupon Barrier Level.

Hypothetical Examples of the Payment at Maturity on the Securities

The following examples illustrate the payment at maturity on the Securities as determined by the applicable Closing Levels of the Underlying Indices on the Final Valuation Date.

	Hypothetical Closing Level of the S&P 500® Index on the Final Valuation Date	Hypothetical Closing Level of the EURO STOXX 50® Index on the Final Valuation Date	Hypothetical Payment at Maturity per Security
Example 5	1,788.54 (Performance Factor=1.15)	2,446.40 (Performance Factor=0.95)	$1,017.25
Example 6	1,399.73 (Performance Factor=0.90)	1,802.61 (Performance Factor=0.70)	$1,000.00
Example 7	777.63 (Performance Factor=0.50)	2,832.68 (Performance Factor=1.10)	$500.00
Example 8	622.10 (Performance Factor=0.40)	515.03 (Performance Factor=0.20)	$200.00

Example 5: In this example, the EURO STOXX 50® Index is the Lesser Performing Underlying Index and its Final Index Level is greater than the applicable Coupon Barrier Level. Accordingly, at maturity, you would receive the stated principal amount of the Securities plus the hypothetical Contingent Coupon payment of $17.25 per Security.

Example 6: In this example, the EURO STOXX 50® Index is the Lesser Performing Underlying Index and its Final Index Level is less than the applicable Coupon Barrier Level but greater than the applicable Final Barrier Level. Accordingly, at maturity, you would receive the stated principal amount of the Securities but would not receive a Contingent Coupon payment with respect to the Final Valuation Date.

Example 7: In this example, the S&P 500® Index is the Lesser Performing Underlying Index and its Final Index Level is less than the applicable Final Barrier Level. Accordingly, at maturity, you would receive a payment per Security calculated as follows:

Payment at maturity	= $1,000 × Performance Factor of the S&P 500® Index on the Final Valuation Date

= $1,000 × 0.50

= $500

In this scenario, you would receive significantly less than the stated principal amount of your Securities at maturity. You would incur a loss based on the performance of the Lesser Performing Underlying Index, even though the other Underlying Index appreciates from its Initial Index Level to its hypothetical Final Index Level.

Example 8: In this example, the EURO STOXX 50® Index is the Lesser Performing Underlying Index and its Final Index Level is less than the applicable Final Barrier Level. Accordingly, at maturity, you would receive a payment per Security calculated as follows:

Payment at maturity	= $1,000 × Performance Factor of the EURO STOXX 50® Index on the Final Valuation Date

= $1,000 × 0.20

= $200

In this scenario, you would receive significantly less than the stated principal amount of your Securities at maturity.

DESCRIPTION OF THE S&P 500® INDEX

General

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index, including certain risks that are associated with an investment linked to the S&P 500® Index.

Historical Data on the S&P 500® Index

The following graph shows the Closing Level of the S&P 500® Index for each day such level was available from January 2, 2008 through April 22, 2013.  We obtained the information in the graph below from Bloomberg L.P., without independent verification.  Historical data on the S&P 500® Index are not indicative of the future performance of the S&P 500® Index or what the value of the Securities or any payments to you on the Securities may be.

On April 22, 2013, the Closing Level of the S&P 500® Index was 1,562.50.

DESCRIPTION OF THE EURO STOXX 50® INDEX

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Inc. and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the Securities. For more information, see “Equity Index Descriptions—EURO STOXX 50® Index—License Agreement with STOXX Limited” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

Historical Data on the EURO STOXX 50® Index

The following graph shows the Closing Level of the EURO STOXX 50® Index for each day such level was available from January 2, 2008 through April 22, 2013.  We obtained the information in the graph below from Bloomberg L.P., without independent verification.  Historical data on the EURO STOXX 50® Index are not indicative of the future performance of the EURO STOXX 50® Index or what the value of the Securities or any payments to you on the Securities may be.

On April 22, 2013, the Closing Level of the EURO STOXX 50® Index was 2,583.62.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated December 20, 2012 among Citigroup Inc. and the Agents listed on Schedule I thereto, including Citigroup Global Markets, govern the sale and purchase of the Securities.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to Citigroup Global Markets, $1,000,000 aggregate stated principal amount of Securities (1,000 Securities) for $990.00 per Security. Citigroup Global Markets will receive an underwriting fee of $10.00 for each $1,000 stated principal amount Security sold in this offering. Citigroup Global Markets will pay selected dealers, including selected dealers affiliated with Citigroup Global Markets, a fixed selling concession of $10.00 for each Security they sell.

The Securities will not be listed on any securities exchange.

In order to hedge its obligations under the Securities, Citigroup Inc. expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Inc. Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

For the following jurisdictions, please note specifically:

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Securities may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities are being offered as of the date hereof solely to Qualified Investors (Inversionistas Calificados) pursuant to the private placement exemption provided by General Rule No. 306 of the Superintendencia de Valores Y Seguros (the “SVS”). The offering of the Securities has not been and will not be registered with the Chilean Securities Registry or the Registry of Foreign Securities of the SVS and, therefore, the Securities are not subject to oversight by the SVS and may not be sold publicly in Chile. The issuer of the Securities is not obligated to make information available publicly in Chile regarding the Securities.

Mexico

Pursuant to the Mexican Securities Market Law, the Securities have not been, and will not be, registered with the Mexican National Registry of Securities and may not be offered or sold publicly in the United Mexican States.

Uruguay

In Uruguay, the Securities are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 18.627, as amended. The Securities are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

Peru

The information contained in this pricing supplement has not been reviewed by the Comisión Nacional Supervisora de Empresas y Valores (Peru's National Corporations and Securities Supervisory Commission or CONASEV).

Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased the Securities, namely a person who is:

 (a)  a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b)  a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Securities under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i)   the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii)  no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Securities and related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Securities.

Accordingly, the Securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase or holding of the Securities that (a) it is not a Plan and its purchase and holding of the Securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the Securities shall be required to represent (and deemed to have represented by its purchase of the Securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)           the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)           we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)           any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)           our interests are adverse to the interests of the purchaser or holder; and

(v)           neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any Securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the Securities. It applies only to an initial holder of a Security that purchases the Security for cash at its stated principal amount and holds the Security as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

●	certain financial institutions;
●	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;
●	investors holding the Securities as part of a “straddle,” conversion transaction or constructive sale transaction;
●	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;
●	entities classified as partnerships for U.S. federal income tax purposes;
●	regulated investment companies;
●	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; and
●	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal tax consequences of holding and disposing of Securities.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, this discussion does not address the effects of any applicable state, local or foreign tax laws or the potential application of the Medicare Contribution Tax.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or similar instruments, significant aspects of the treatment of an investment in the Securities are uncertain. In connection with any information reporting requirements we may have in respect of the Securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a Security as a put option (the “Put Option”) written by the holder with respect to the Underlying Indices, secured by a cash deposit equal to the stated principal amount of the Security (the “Deposit”). In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the Securities is reasonable under current law; however, our tax counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment:

●	a portion of each coupon payment will be attributable to interest on the Deposit; and

●
the remainder will represent option premium attributable to the holder’s grant of the Put Option (with respect to each coupon payment received and, collectively, all coupon payments received, “Put Premium”).

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each Security as a Put Option and a Deposit.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;

●
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payments.  Based on current market conditions, the Deposit should be treated as a “variable rate debt instrument.” Under this treatment, interest on the Deposit will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of tax accounting. The Put Premium will not be taken into account until maturity or earlier redemption, sale or exchange of the Securities. We will provide the percentage of each coupon payment that we will allocate to interest on the Deposit and to Put Premium in the final pricing supplement for the Securities. This allocation is binding on you unless you disclose otherwise on your U.S. federal income tax return; however, it is not binding on the IRS, and the IRS might disagree with it.

Sale or Exchange Prior to Redemption or Maturity.  Upon a sale or exchange of a Security prior to maturity or earlier redemption, a U.S. Holder should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of sale or exchange. Because the amount of a coupon payment in respect of an accrual period will not be known until the end of the relevant observation period, it is not clear how much interest, if any, will be treated as having accrued on the Deposit at the time of a sale or exchange that occurs during the period. Except with respect to amounts attributable to accrued interest on the Deposit, which will be treated as such, a U.S. Holder will recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount realized that is apportioned to the Deposit (the “Deposit Value”) and (ii) the U.S. Holder’s basis in the Deposit (i.e., the stated principal amount of the Security). Such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Security for more than one year, and short-term capital gain or loss otherwise.

Any difference between the amount realized on the sale or exchange and the Deposit Value will be apportioned to the Put Option. If the Deposit Value exceeds the amount realized upon the sale or exchange of a Security, a U.S. Holder will be treated as having made a payment equal to such excess in exchange for the purchaser’s assumption of the Put Option. The U.S. Holder will recognize gain or loss in respect of the Put Option in an amount equal to the total Put Premium previously received by the U.S. Holder, decreased by the amount deemed to be paid by the U.S. Holder, or increased by the amount deemed to be paid to the U.S. Holder, in exchange for the purchaser’s assumption of the Put Option. This gain or loss will be short-term capital gain or loss.

Tax Treatment at Redemption or Maturity. The coupon payment received at redemption or maturity will be treated as described above under “Coupon Payments.”

If a Security is retired for its stated principal amount (without taking into account any coupon payment), the Put Option will be deemed to have expired unexercised, in which case a U.S. Holder will recognize short-term capital gain in an amount equal to the sum of all payments of Put Premium received, including the Put Premium received at retirement.

At maturity, if a U.S. Holder receives an amount that is different (without taking into account the final coupon payment) from the stated principal amount of the Security, the Put Option will be deemed to have been exercised and the U.S. Holder will be deemed to have applied the Deposit toward the cash settlement of the Put Option. In that case, the U.S. Holder will recognize gain or loss with respect to the Put Option in an amount equal to the difference between (i) the total Put Premium received (including the Put Premium received at maturity) and the cash the U.S. Holder receives at maturity, excluding the final coupon payment, and (ii) the Deposit. This gain or loss will be short-term capital gain or loss.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities. It is possible, for example, that the Securities could be treated in their entirety as debt instruments issued by us. Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of the U.S. Holder’s tax accounting method, in each year that the U.S. Holder held the Securities the U.S. Holder would be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities. In addition, any gain on the sale, exchange or settlement of the Securities would be treated as ordinary income. It is also possible that the entire coupon on the Securities could be treated as income to a U.S. Holder at the time received or accrued.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Moreover, in light of the uncertain treatment of the Securities, it is possible that other persons having withholding or information reporting responsibility in respect of the Securities may treat a Security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder.

U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice described above.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

●	an individual who is classified as a nonresident alien;
●	a foreign corporation; or
●	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States. Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Under the tax treatment described above under “—Tax Treatment of the Securities,” a Non-U.S. Holder of the Securities generally should not be subject to U.S. federal withholding or income tax in respect of payments on the Securities or amounts received on the sale, exchange or retirement of the Securities, provided that (i) income in respect of the Securities is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder furnishes to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the

Securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect. Accordingly,  Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

While we currently do not intend to withhold on payments on the Securities to Non-U.S. Holders, in light of the uncertain treatment of the Securities other persons having withholding or information reporting responsibility in respect of the Securities may treat some or all of each coupon payment on a Security as subject to withholding tax at a rate of 30%. Moreover, it is possible that, in light of further guidance, we may determine that we are required to withhold at a rate of 30% on coupon payments on the Securities. If withholding tax applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income from the Securities is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a fixed base maintained by the Non-U.S. Holder), the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

Payments on the Securities and amounts received on the sale, exchange or retirement of the Securities may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. A Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8 will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

Prospective investors in the Securities should consult their tax advisers regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.
Citigroup Inc.

Medium-Term Senior Notes,
Series H

Contingent Coupon Securities
Based Upon the Lesser Performing
of the S&P 500® Index and the
EURO STOXX 50® Index
due April    , 2018

($1,000 Stated Principal Amount per Security)

Pricing Supplement

April    , 2013
(Including Underlying Supplement No. 2
dated December 27, 2012, Prospectus
Supplement dated December 20, 2012
and Prospectus dated May 12, 2011)

TABLE OF CONTENTS
Page
Pricing Supplement
Risk Factors	PS-2
Description of the Securities	PS-9
Hypothetical Examples of Amounts Payable on
the Securities	PS-14
Description of the S&P 500® Index	PS-17
Description of the EURO STOXX 50® Index	PS-18
Plan of Distribution; Conflicts of Interest	PS-19
Benefit Plan Investor Considerations	PS-21
United States Federal Tax Considerations	PS-23
Underlying Supplement
Risk Factors	1
Equity Index Descriptions	16
Commodity Index Descriptions	119
Fund Descriptions	139

Prospectus Supplement
Risk Factors	S-1
Important Currency Information	S-3
Forward-Looking Statements	S-4
Description of the Securities	S-5
United States Federal Tax Considerations	S-22
Plan of Distribution; Conflicts of Interest	S-31
Benefit Plan Investor Considerations	S-35
Legal Matters	S-37

Prospectus
Prospectus Summary	1
Forward-Looking Statements	7
Citigroup Inc.	7
Use of Proceeds and Hedging	7
European Monetary Union	9
Description of Debt Securities	9
United States Tax Documentation Requirements	33
United States Federal Income Tax Considerations	34
Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency	41
Description of Common Stock Warrants	43
Description of Index Warrants	44
Description of Capital Stock	47
Description of Preferred Stock	49
Description of Depositary Shares	52
Description of Stock Purchase Contracts and Stock Purchase Units	54
Plan of Distribution	55
ERISA Considerations	57
Legal Matters	58
Experts	58